LINDER & LINDER	Certified Public Accountants

8 Chatham Place, Dix Hills, NY 11746 (631) 462-1213 Fax (631) 462-8319

Thoms Linder
Gail Linder
April 4, 2007

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC
20549 USA

Dear Sirs:

Re: Power-Save Energy Company formerly known as (f/'k/a) Safari Associates, Inc.

We were previously the principal auditors for Power-Save Energy Company f/k/a as Safari Associates, Inc. and we reported on the financial statements of Power-Save Energy Company f/k/a as Safari Associates, Inc. as of and for the years ended December 31, 2005 and 2004. As of March 28, 2007, we were dismissed as the principal auditors for Power-Save Energy Company f/k/a as Safari Associates, Inc. We have read Power-Save Energy Company f/k/a as Safari Associates, Inc.'s statement under Item 4 of its Form 8-K dated April 2, 2007 and we agree with such statements.

As of and for the years then ended December 31, 2005 and 2004, there has been no disagreement between Power-Save Energy Company f/k/a as Safari Associates, Inc. and Linder & Linder on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Linder & Linder would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Linder & Linder
Linder & Linder